As filed with the Securities and Exchange Commission on June 7, 2011
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CADIZ INC.
(Exact name of registrant as specified in its charter)

Delaware	77-0313235
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

550 South Hope Street
Suite 2850
Los Angeles, California 90071
(213) 271-1600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Timothy J. Shaheen
Chief Financial Officer
550 South Hope Street
Suite 2850
Los Angeles, California 90071
(213) 271-1600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:
Howard J. Unterberger, Esq.
Theodora Oringher PC
10880 Wilshire Blvd., Suite 1700
Los Angeles, California 90024
(310) 557-2009

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, Par Value $0.01 Per Share	$50,000,000	$5,805

(1)
This registration statement is being used to register an indeterminate number of shares of the Company’s Common Stock as may be issued from time to time at indeterminate prices. In no event will the aggregate initial offering price of all the securities issued from time to time pursuant to this registration statement exceed $50,000,000. This registration statement shall also cover an indeterminate number of additional shares of common stock that may become issuable by virtue of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee, and based, pursuant to Rule 457(o) under the Securities Act of 1933, as amended, on the proposed maximum aggregate offering price of all securities offered for sale by the registrant.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 7, 2011

CADIZ INC.

$50,000,000

 Common Stock

    We may offer and sell from time to time Common Stock as described in this prospectus for a maximum aggregate offering price of up to $50,000,000.  The amounts and terms of these offerings will be determined at the time of each offering.

    We will provide a prospectus supplement each time we offer shares of our Common Stock described by this prospectus. The prospectus supplement will contain more specific information about the terms of the offering.  A prospectus supplement may modify or supersede information contained in this prospectus. This prospectus may not be used to consummate sales of these securities unless accompanied by a prospectus supplement.

    We may offer and sell shares of our Common Stock through one or more underwriters, broker-dealers, agents or directly to purchasers on a continuous or delayed basis.

    You should read this prospectus and any prospectus supplement carefully before you invest. Our shares of common stock are listed on the NASDAQ Global Market under the symbol “CDZI.” The last reported sale price of our common stock on June 3, 2011, as reported by the NASDAQ, was $10.82 per share.

__________

    Investing in our common stock involves a high degree of risk. You should carefully read and consider the “Risk Factors” beginning on page 7.

__________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ________, 2011.

NOTICE ABOUT FORWARD-LOOKING STATEMENTS

    Information presented in this prospectus, and in other documents which are incorporated by reference in this prospectus under the section of this prospectus entitled "Where You Can Find More Information," that discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, are forward-looking statements.  Forward-looking statements can be identified by the use of words such as "intends," "anticipates," "believes," "estimates," "projects," "forecasts," "expects," "plans," and "proposes."  Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements.  These include, among others, the cautionary statements in the "Risk Factors" section of this prospectus beginning on page 7.  These cautionary statements identify important factors that could cause actual results to differ materially from those described in the forward-looking statements.  When considering forward-looking statements in this prospectus, you should keep in mind the cautionary statements in the "Risk Factors" section and other sections of this prospectus, and other cautionary statements in documents which are incorporated by reference in this prospectus and listed in "Where You Can Find More Information" on page 13.

 ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, we may from time to time offer the Common Stock in one or more offerings with a total offering price of up to $50,000,000.  Each time we use this prospectus to offer Common Stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change the information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

            You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide additional or different information. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained incorporated by reference in this prospectus is correct as of any time after the date of this prospectus.

CADIZ INC.

    Our primary asset consists of 45,000 acres of land located in three areas of eastern San Bernardino County, California.  Virtually all of this land is underlain by high-quality, naturally recharging groundwater resources, and is situated in proximity to the Colorado River and the Colorado River Aqueduct, a major source of imported water for Southern California.  Our objective is to realize the highest and best use for these assets in an environmentally responsible way.

    For more than 20 years, we have maintained an agricultural development at our 35,000-acre property in the Cadiz Valley, relying upon groundwater from the underlying aquifer system for irrigation. This development currently provides our principal source of revenue.  Although sustainable agricultural development is an important and enduring component of our business, we believe that the long-term value of our assets can best be derived through the development of a combination of water supply, water storage, and solar energy projects at our properties.

    The primary factors that drive the value of such projects in California are an increasing pressure on water supplies, government incentives for renewable energy development and continued population growth.   Southern California is confronting long-term and systematic water supply challenges, including environmental restrictions and regulatory shortages on each of its three imported water sources: the State Water Project, the Colorado River and the Los Angeles Aqueduct. Availability of supplies also differs greatly from year to year due to the State’s natural hydrological variability.  For example, a historic drought from 2007 – 2009 was followed by a normal year in 2010 and a historic wet year in 2011.  Water providers have been forced to evaluate new supply solutions to account for anticipated variability of traditional supplies and plan for long-term water needs.  Furthermore, the State of California and the United States government have issued compelling calls for increased renewable energy production, including a California mandate to acquire 33% of the state’s electricity from renewable sources by 2020 and federal government policy initiatives to accelerate the development of renewable energy and energy transmission projects in the Mojave Desert.

    We believe a competitive advantage exists for companies that can provide high-quality, reliable, and affordable water to major population centers as well as for companies that can site solar energy facilities. With California projected to add millions of new residents over the next decade, the State will continue to demand new long-term water supply, water storage and renewable energy projects that can be implemented in a safe and sustainable way.

    At present, our development efforts are primarily focused on the Cadiz Valley Water Conservation, Recovery and Storage Project (“Water Project”), which involves the conservation and supply of groundwater that is otherwise lost to evaporation from the aquifer system beneath our Cadiz Valley property. Since June 2010, we have entered into option agreements with five Southern California water providers to participate in the Project. The Project is currently undergoing a California Environmental Quality Act (“CEQA”) review and permitting process led by the Santa Margarita Water District (“SMWD”), one of the Project’s participants.

CORPORATE INFORMATION

    We are a Delaware corporation with our principal executive offices located at 550 South Hope Street, Suite 2850, Los Angeles, California 90071. Our telephone number is (213) 271-1600.

RISK FACTORS

    An investment in shares of our common stock involves a high degree of risk.  You should carefully consider the following factors as well as the other information contained and incorporated by reference in this prospectus before deciding to invest.

Our Development Activities Have Not Generated Significant Revenues

    At present, our development activities include water resource, agricultural and solar energy development at our San Bernardino County properties.  We have not received significant revenues from our development activities to date and we do not know when, if ever, we will receive operating revenues sufficient to offset the costs of our development activities.  As a result, we continue to incur a net loss from operations.

We May Never Generate Significant Revenues or Become Profitable Unless We Are Able To Successfully Implement Programs To Develop Our Land Assets and Related Water Resources

    We do not know the terms, if any, upon which we may be able to proceed with our water and other development programs.  Regardless of the form of our water development programs, the circumstances under which supplies or storage of water can be developed and the profitability of any supply or storage project are subject to significant uncertainties, including the risk of variable water supplies and changing water allocation priorities.  Additional risks include our ability to obtain all necessary regulatory approvals and permits, possible litigation by environmental or other groups, unforeseen technical difficulties, general market conditions for water supplies, and the time needed to generate significant operating revenues from such programs after operations commence.

The Development of Our Properties Is Heavily Regulated, Requires Governmental Approvals and Permits That Could Be Denied, and May Have Competing Governmental Interests and Objectives

    In developing our land assets and related water resources, we are subject to local, state, and federal statutes, ordinances, rules and regulations concerning zoning, resource protection, environmental impacts, infrastructure design, subdivision of land, construction and similar matters.  Our development activities are subject to the risk of adverse interpretations or changes to U.S. federal, state and local laws, regulations and policies.  Further, our development activities require governmental approvals and permits.  If such permits were to be denied or granted subject to unfavorable conditions or restrictions, our ability to successfully implement our development programs would be adversely impacted.

    The opposition of government officials may adversely affect our ability to obtain needed government approvals and permits upon satisfactory terms in a timely manner.  In this regard, federal government appropriations currently preclude spending for any proposal to store water for the purpose of export or for any activities associated with the approval of rights-of-way on lands managed by the Needles Field Office of the Bureau of Land Management.  As a result of our right-of-way with the Arizona & California Railroad Company for the Water Project's conveyance pipeline, we do not believe federal approval will be required to implement the Project; however, even this may be subject to challenges.

    A significant portion of our Cadiz/Fenner property is included in a study area as part of an ongoing Environmental Impact Statement (“EIS”) process for the expansion of the Marine Corp Air Ground Combat Center in Twentynine Palms, California.  There are currently six different alternatives being considered for base expansion and our property, including portions of the Project area and agricultural operations, are included in one of the six different alternatives being studied.  This alternative, however, was not selected as the "Preferred Alternative" in the base expansion project's Draft Environmental Impact Statement ("DEIS") issued by the U.S. Department of the Navy in February 2011.  As a result, we do not believe that our property will ultimately be impacted by expansion of the base.  In the event any of the Cadiz/Fenner Valley landholdings are included in the final expansion area, then we would be entitled to full fair market value compensation for any property taken.

    Additionally, the statutes, regulations and ordinances governing the approval processes provide third parties the opportunity to challenge proposed plans and approvals.  In California, third parties have the ability to file litigation challenging the approval of a project, which they usually do by alleging inadequate disclosure and mitigation of the environmental impacts of the project.  Opposition from environmental groups could cause delays and increase the costs of our development efforts or preclude such development entirely.  While we have worked with representatives of various environmental interests and agencies to minimize and mitigate the impacts of our planned projects, certain groups may remain opposed to our development plans.

Our Failure To Make Timely Payments of Principal and Interest on Our Indebtedness May Result in a Foreclosure on Our Assets

    As of May 31, 2011, we had indebtedness outstanding to our senior secured lenders of approximately $52.714 million.  This senior debt is secured by our assets.  To the extent this debt is not converted into our common stock and we do not make principal and interest payments on the remaining indebtedness when due, or if we otherwise fail to comply with the terms of agreements governing our indebtedness, we may default on our obligations.

The Conversion of Our Outstanding Senior Indebtedness into Common Stock Would Dilute the Percentage of Our Common Stock Held by Current Stockholders

    Our senior indebtedness is convertible into common stock at the election of our lenders.  As of May 31, 2011, our senior indebtedness was convertible into 1,780,012 shares of our common stock, an amount equal to approximately 11% of the number of fully-diluted shares of our common stock outstanding as of that date.  An election by our lenders to convert all or a portion of our senior secured indebtedness into common stock will dilute the percentage of our common stock held by current stockholders.

We May Not Be Able To Obtain the Financing We Need To Implement Our Asset Development Programs

    Based upon our current and anticipated usage of cash resources, we have sufficient funds to meet our expected working capital needs through fiscal year 2011.  We will continue to require additional working capital to meet our cash resource needs from that point forward and to continue to finance our operations until such time as our asset development programs produce revenues.  If we cannot raise needed funds, we might be forced to make substantial reductions in our operating expenses, which could adversely affect our ability to implement our current business plan and ultimately our viability as a company.  We cannot assure you that our current lenders, or any other lenders, will give us additional credit should we seek it.  If we are unable to obtain additional credit, we may engage in further equity financings.  Our ability to obtain equity financing will depend, among other things, on the status of our asset development programs and general conditions in the capital markets at the time funding is sought.  Although we currently expect our capital sources to be sufficient to meet our near term liquidity needs, there can be no assurance that our liquidity requirements will continue to be satisfied.  Any further equity financings would result in the dilution of ownership interests of our current stockholders.

The Issuance of Equity Securities Under Management Equity Incentive Plans Will Impact Earnings

    Our compensation programs for management emphasize long-term incentives, primarily through the issuance of equity securities and options to purchase equity securities.  It is expected that plans involving the issuance of shares, options, or both will be submitted from time to time to our stockholders for approval.  In the event that any such plans are approved and implemented, the issuance of shares and options under such plans may result in the dilution of the ownership interest of other stockholders and will, under currently applicable accounting rules, result in a charge to earnings based on the value of our common stock at the time of issue and the fair value of options at the time of their award.  The expense would be recorded over the vesting period of each stock and option grant.

USE OF PROCEEDS

    We will receive all of the net proceeds from the sale of shares registered under the registration statement of which this prospectus is a part. Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds from the sale of any of the shares registered under the registration statement for general corporate purposes, including to fund a portion of the anticipated costs associated with the construction and implementation of the Water Project, the replacement of our existing working capital debt facility, additions to working capital, and future acquisitions  and strategic investments (in business or infrastructure complementary to our own).

    As described in Cadiz Inc. above, the Water Project has entered an environmental review and permitting phase. Accordingly, we have begun to plan for construction of required facilities and the implementation of the Water Project upon completion of the environmental review and permitting phase. There are a number of alternatives to fund the cost of the Water Project’s construction and implementation phase. While we believe that the majority of any such capital needs will be funded with long-term debt, the most cost effective to the Company may involve some portion of equity financing, including the proceeds from shares sold as part of this registration statement.

    We have not determined the amount of net proceeds to be used for each purpose indicated.  The amounts and timing of the expenditures may vary significantly depending on numerous factors. Accordingly, we retain broad discretion over the use of the net proceeds from an offering.

PLAN OF DISTRIBUTION

    We may sell the securities from time to time through underwriters or dealers as designated, directly to purchasers, through agents or through a combination of these methods.

Direct Sales and Sales Through Agents

    We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

    We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Sale Through Underwriters or Dealers

    If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

    Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement and except as described below, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

    Underwriters may sell shares of our common stock under this prospectus by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act of 1933, which includes sales made directly on the NASDAQ Global Market, on any other existing trading market for our common stock or to or through a market maker, or in privately negotiated transactions. Unless we inform you otherwise in the prospectus supplement, the sales agent with respect to any such at-the-market offering will make all sales using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreeable terms between the sales agent and us. We will include in the prospectus supplement the amount of any compensation to be received by the sales agent.

    During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, which means that selling concessions to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

    If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

General Information

    We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

Previously Terminated Private Placement

    During the past three years, the Company has financed working capital needs on an annual basis through equity or debt placements.  These fundraisings are detailed in the Liquidity and Capital Resources section of the Company’s Form 10-K for the year ended December 31, 2010.  The Company commenced similar preliminary discussions between May 1, 2011 and May 23, 2011 with a number of potential investors concerning a possible private placement of shares of our common stock having an aggregate offering value of approximately $10.0 million that was intended to be completed in reliance upon Rule 506 of Regulation D.  We and any person acting on our behalf offered securities only to persons that were, or that we reasonably believed to be, accredited investors, as defined in Regulation D under the Securities Act of 1933, as amended.  On May 23, 2011, we discontinued the private placement discussions and all offering activity in connection therewith was terminated and this prospectus supersedes any offering materials used in those discussions.

LEGAL MATTERS

    Certain legal matters in connection with the issuance of the securities offered under this prospectus will be passed upon for us by Theodora Oringher PC, attorneys at law, Los Angeles, California.

EXPERTS

    The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-3, including exhibits, under the Securities Act of 1933, as amended, with respect to the common stock offered by this prospectus.  This prospectus, which is part of the registration statement, does not contain all of the information in the registration statement.  For further information about us and our common stock, you should refer to the registration statement, including exhibits, and the financial statements and notes filed as a part thereof.

    We file quarterly and annual reports, proxy statements and other information with the Commission.  You may read and copy any document that we file at the public reference facilities of the Commission at 100 F Street, N.E., Washington, D.C. 20549.    You may call the Commission at 1-800-SEC-0330 for further information on the operation of its public reference room.  Our filings with the Commission, including the registration statement, are available to you on the Commission’s website at http://www.sec.gov.  In addition, documents that we file with the Commission are available on our website at www.cadizinc.com.

INFORMATION INCORPORATED BY REFERENCE

    The Commission allows us to "incorporate by reference" into this prospectus the information we file with them.  The information we incorporate by reference into this prospectus is an important part of this prospectus.  Any statement in a document we have filed with the Commission prior to the date of this prospectus and which is incorporated by reference into this prospectus will be considered to be modified or superseded to the extent a statement contained in the prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes that statement.  The modified or superseded statement will not be considered to be a part of this prospectus, except as modified or superseded.

    We incorporate by reference into this prospectus the information contained in the following documents, which is considered to be a part of this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 16, 2011;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 9, 2011;

•	our Current Report on Form 8-K filed on June 3, 2011;

•	the description of our common stock as set forth in our registration statement filed on Form 8-A under the Exchange Act on May 8, 1984, as amended by reports on:

o	Form 8-K filed with the SEC on May 26, 1988;
o	Form 8-K filed with the SEC on June 2, 1992;
o	Form 8-K filed with the SEC on May 18, 1999; and
o	Annual Report on Form 10-K for the year ended December 31, 2003, filed on November 2, 2004

    We also incorporate by reference all additional documents that we file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are filed after the date of the initial registration statement and prior to the effectiveness of the registration statement or that are filed after the effective date of the registration statement of which this prospectus is a part and prior to the termination of the offering of securities offered pursuant to this prospectus.  We are not, however, incorporating in each case, any documents or information that we are deemed to “furnish” and not file in accordance with the Commission rules.

    You may obtain a copy of these filings, without charge, by writing or calling us at:

Cadiz Inc.
550 South Hope Street
Suite 2850
Los Angeles, California 90071
Attention: Investor Relations
(213) 271-1600

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

    We estimate that expenses in connection with the distribution described in this Registration Statement will be as shown below.  All expenses incurred with respect to the distribution, except for fees of counsel, if any, retained individually by a selling stockholder and any discounts or commissions payable with respect to sales of the shares, will be paid by us.  See "Plan of Distribution."

SEC registration fee	$5,805.00
Printing expenses	$0.00
Accounting fees and expenses	$10,000.00
Legal fees and expenses	$12,000.00
Miscellaneous	$0.00

Total	$27,805.00

Item 15.  Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law permits our Board of Directors to indemnify any person against expenses, attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which he is made a party because he serves or served as a director, officer, employee or agent of the Company or of another entity.  The language of Section 145 is sufficiently broad to permit indemnification in some situations for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

    Our Bylaws provide for mandatory indemnification of our directors and officers, and those serving at the request of the Company as directors, officers, employees, or agents of other entities, to the maximum extent permitted by law.  The Bylaws provide that this indemnification shall be a contract right between each of these persons and the Company.

    Our Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

(1)	for any breach of the director's duty of loyalty to the Company or its stockholders;

(2)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3)	under Section 174 of the Delaware General Corporation Law; or

(4)	for any transaction from which the director derived an improper personal benefit.

    Our Certificate of Incorporation provides that if the Delaware General Corporation Law is subsequently amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the law as amended.  We have also purchased a liability insurance policy which insures our directors and officers against certain liabilities, including liabilities under the Securities Act of 1933.

Item 16.  Exhibits.

The following exhibits are filed or incorporated by reference as part of this Registration Statement.

4.1           Specimen form of stock certificate(1)

4.2           Cadiz Inc. Certificate of Incorporation, as amended(2)

4.3           Amendment to Cadiz Inc. Certificate of Incorporation dated November 8, 1996(3)

4.4           Amendment to Cadiz Inc. Certificate of Incorporation dated September 1, 1998(1)

4.5           Amendment to Cadiz Inc. Certificate of Incorporation dated December 15, 2003(4)

4.6           Certificate of Elimination of Series D Preferred Stock, Series E-1 Preferred Stock and Series E-2 Preferred Stock of Cadiz Inc. dated December 15, 2003(4)

4.7           Certificate of Elimination of Series A Junior Participating Preferred Stock of Cadiz Inc., dated March 25, 2004(4)

4.8           Amended and Restated Certificate of Designations of Series F Preferred Stock of Cadiz Inc. dated November 30, 2004(5)

4.9           Second Amended and Restated Certificate of Designations of Series F Preferred Stock of Cadiz Inc. dated June 30, 2006(6)

4.10         Cadiz Inc. Bylaws, as amended(7)

4.11         Certificate of Elimination of Series F Preferred Stock of Cadiz Inc. (as filed August 3, 2007)(8)

5.1           Opinion of Theodora Oringher PC as to the legality of the securities being registered

23.1         Consent of PricewaterhouseCoopers LLP

23.2         Consent of Theodora Oringher PC (included in its opinion filed as Exhibit 5.1)

24.1         Power of Attorney (included on signature page)
________________

(1)	Previously filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended September 30, 1998 and incorporated herein by reference

(2)	Previously filed as an exhibit to our registration statement on Form S-1 (Registration No. 33-75642) and incorporated herein by reference

(3)	Previously filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended September 30, 1996 and incorporated herein by reference

(4)	Previously filed as an exhibit to our annual report on Form 10-K for the year ended December 31, 2003, filed on November 2, 2004 and incorporated herein by reference

(5)	Previously filed as an exhibit to our current report on Form 8-K dated November 30, 2004 and filed on December 2, 2004, and incorporated herein by reference

(6)	Previously filed as an exhibit to our current report on Form 8-K dated July 6, 2006 and filed on July 6, 2006, and incorporated herein by reference

(7)	Previously filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference

(8)	Previously filed as an Exhibit to our quarterly report on Form 10-Q for the quarter ended June 30, 2007 and incorporated herein by reference

Item 17.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and;

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to be the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on June 7, 2011.

CADIZ INC.
Registrant

By:	/s/ Keith Brackpool
Keith Brackpool
Chairman and Chief Executive Officer

KNOW ALL YE BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Keith Brackpool and Timothy J. Shaheen, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statements filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, which relates to this Registration Statement, and to file same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Keith Brackpool Keith Brackpool	Chief Executive Officer and Director (Principal Executive Officer)	June 7, 2011
/s/ Timothy J. Shaheen Timothy J. Shaheen	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	June 7, 2011
/s/ Murray H. Hutchison Murray H. Hutchison	Director	June 7, 2011
/s/ Raymond J. Pacini Raymond J. Pacini	Director	June 7, 2011
/s/ Winston H. Hickox Winston H. Hickox	Director	June 7, 2011
/s/ Geoffrey Grant Geoffrey Grant	Director	June 7, 2011
/s/ Stephen E. Courter Stephen E. Courter	Director	June 7, 2011

EXHIBITS INDEX

Exhibit No.:   Title of Document

4.1           Specimen form of stock certificate(1)

4.2           Cadiz Inc. Certificate of Incorporation, as amended(2)

4.3           Amendment to Cadiz Inc. Certificate of Incorporation dated November 8, 1996(3)

4.4           Amendment to Cadiz Inc. Certificate of Incorporation dated September 1, 1998(1)

4.5           Amendment to Cadiz Inc. Certificate of Incorporation dated December 15, 2003(4)

4.6           Certificate of Elimination of Series D Preferred Stock, Series E-1 Preferred Stock and Series E-2 Preferred Stock of Cadiz Inc. dated December 15, 2003(4)

4.7           Certificate of Elimination of Series A Junior Participating Preferred Stock of Cadiz Inc., dated March 25, 2004(4)

4.8           Amended and Restated Certificate of Designations of Series F Preferred Stock of Cadiz Inc. dated November 30, 2004(5)

4.9           Second Amended and Restated Certificate of Designations of Series F Preferred Stock of Cadiz Inc. dated June 30, 2006(6)

4.10           Cadiz Inc. Bylaws, as amended(7)

4.11         Certificate of Elimination of Series F Preferred Stock of Cadiz Inc. (as filed August 3, 2007)(8)

5.1           Opinion of Theodora Oringher PC as to the legality of the securities being registered

23.1           Consent of PricewaterhouseCoopers LLP

23.2           Consent of Theodora Oringher PC (included in its opinion filed as Exhibit 5.1)

24.1           Power of Attorney (included on signature page)
________________

(1)	Previously filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended September 30, 1998 and incorporated herein by reference

(2)	Previously filed as an exhibit to our registration statement on Form S-1 (Registration No. 33-75642) and incorporated herein by reference

(3)	Previously filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended September 30, 1996 and incorporated herein by reference

(4)	Previously filed as an exhibit to our annual report on Form 10-K for the year ended December 31, 2003, filed on November 2, 2004, and incorporated herein by reference

(5)	Previously filed as an exhibit to our current report on Form 8-K dated November 30, 2004 and filed on December 2, 2004, and incorporated herein by reference

(6)	Previously filed as an exhibit to our current report on Form 8-K dated July 6, 2006 and filed on July 6, 2006, and incorporated herein by reference

(7)	Previously filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference

(8)	Previously filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended June 30, 2007 and incorporated herein by reference